ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-200212

Dated January 29, 2015

UBS ETRACS would like to say “Thank You” for an especially productive year. The following highlights are just a few of the top milestones and activities ETRACS achieved over the last 12 months with your support.

Important Milestones:

¡	ETRACS products now exceed $4 billion in invested assets, with program growth of 75% achieved over the last year.
¡	ETRACS received its first industry awards including: “2014 Most Innovative North American ETN Provider” from etfexpress and “Best New Multi-Asset ETF for 2013” from ETF.com for the ETRACS Diversified High Income ETN (DVHI), which is designed to give investors exposure to various high-yielding assets.
¡	Launching 5 innovative ETNs throughout 2014, ETRACS offers investors exposure to niche market opportunities such as non-energy MLPs and low volatility/high dividend strategies:

SPLX	ETRACS Monthly Reset 2xLeveraged S&P500® Total Return ETN

FMLP	ETRACS Wells Fargo MLP EX-Energy ETN

LMLP	ETRACS Monthly Pay 2xLeveraged Wells Fargo MLP EX-Energy ETN

HDLV	ETRACS Monthly Pay 2xLeveraged US High Dividend Low Volatility ETN

VQTS	ETRACS S&P 500 VEQTOR Switch ETN

ETRACS looks forward to working with you throughout 2015 to bring you innovative solutions and to help you build and maintain profitable portfolios.

Happy New Year!

ETRACS

About ETRACS

For additional ETRACS information, go to www.etracs.com or download the ETRACS Full ETN List

ETRACS ETNs are exchange-traded notes, an innovative class of investment products offering access to markets and strategies that may not be readily available to investors, and offer unique diversification opportunities in a number of different sectors. ETRACS ETNs may offer:

¡	Access to asset classes with historically low correlations to more traditional asset classes
¡	Convenience of an exchange-traded security
¡	Transparent exposure to a published index

ETRACS ETNs are senior unsecured notes issued by UBS AG, are traded on NYSE Arca, and can be bought and sold through a broker or financial advisor. An investment in ETRACS ETNs is subject to a number of risks, including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS AG. Investors are not guaranteed any coupon or distribution amount under the ETNs. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement, or product supplement and pricing supplement, for the ETRACS ETNs.

Contact

Tel.: +1-877-387 2275 ▶ Email

Visit our website at www.etracs.com

UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, or product supplement and pricing supplement, for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the prospectus supplement, or applicable product supplement and pricing supplement, by calling toll-free (+1-877-387 2275).

This communication is issued by UBS AG and/or any of its subsidiaries and/or any of its affiliates (“UBS”). Products and services in this communication may not be available for residents / institutions of certain jurisdictions.

In the United States, this communication is issued by UBS Securities LLC (member FINRA, NYSE and SIPC) or UBS Financial Services Inc. (member FINRA and SIPC), subsidiaries of UBS AG, or solely to qualified US institutional investors by UBS AG or a subsidiary or affiliate thereof that is not registered as a US broker-dealer (a “non-US affiliate”). Transactions resulting from materials distributed by a non-US affiliate must be effected through UBS Securities LLC or UBS Financial Services Inc.

Neither UBS nor any of its directors, officers, employees or agents accepts any liability for any loss or damage arising out of the use of all or any part of this communication or reliance upon any information contained herein.

The S&P 500® Total Return Index is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and has been licensed for use by UBS AG. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by UBS AG. ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, and none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the S&P 500® Total Return Index.

The S&P 500® Total Return Index is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”), and has been licensed for use by UBS AG. Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). The trademarks have been licensed to SPDJI and have been sublicensed for use for certain purposes by UBS AG. ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices does not make any representation or warranty, express or implied, to the owners of the ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN or any member of the public regarding the advisability of investing in securities generally or in ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN particularly or the ability of the S&P 500® Total Return Index to track general market performance. S&P Dow Jones Indices only relationship to UBS AG with respect to the S&P 500® Total Return Index is the licensing of the Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its licensors. The S&P 500® Total Return Index is determined, composed and calculated by S&P Dow Jones Indices without regard to UBS AG or the ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN. S&P Dow Jones Indices have no obligation to take the needs of UBS AG or the owners of ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN into consideration in determining, composing or calculating the S&P 500® Total Return Index. S&PDow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN or the timing of the issuance or sale of ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN or in the determination or calculation of the equation by which ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN is to be converted into cash, surrendered or redeemed, as the case may be. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of ETRACS Monthly Reset 2xLeveraged S&P 500® Total Return ETN. There is no assurance that investment products based on the S&P 500® Total Return Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC is not an investment advisor. Inclusion of a security within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security, nor is it considered to be investment advice.

S&P DOW JONES INDICES DOES NOT GUARANTY THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® TOTAL RETURN INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANT ABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY UBS AG, OWNERS OF THE ETRACS MONTHLY RESET 2xLEVERAGED S&P 500® TOTAL RETURN ETN, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® TOTAL RETURN INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING .LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND UBS AG, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.”

Wells Fargo Securities, Wells Fargo Securities, LLC, Wells Fargo, Wells Fargo Business Development Company Index, Wells Fargo® Master Limited Partnership Index and Wells Fargo® Master Limited Partnership Ex-Energy Index are trademarks of Wells Fargo® & Company and have been licensed for use by UBS AG. The ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo Master Limited Partnership Index and ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index are not issued, guaranteed, sponsored, or advised by Wells Fargo & Company, Wells Fargo Securities, LLC or their subsidiaries and affiliates (collectively, “Wells Fargo”). Wells Fargo makes no representation or warranty, express or implied, to investors in the ETRACS ETNs or any member of the public regarding the ability of any data supplied by Wells Fargo or any Index to track financial instruments comprising the Index or any trading market and no guarantee of performance of the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index, ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index or Wells Fargo® Master Limited Partnership Ex-Energy Index.

Wells Fargo & Company does not guarantee that the Index referenced by the ETRACS ETNs has been accurately calculated and shall not have any liability for any error in the calculation. Wells Fargo’s only relationship to UBS AG is the licensing of certain intellectual property rights relating to the Index as well as trademarks and trade names of Wells Fargo and of the data supplied by Wells Fargo that is determined, composed, compiled and calculated by Wells Fargo or a third party index calculator, without regard to the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index, ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index or Wells Fargo® Master Limited Partnership Ex-Energy Index. Wells Fargo has no obligation to take into consideration the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index, ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index, Wells Fargo® Master Limited Partnership Ex-Energy Index or investors in the ETRACS ETNs when determining, composing, compiling or calculating the data. Wells Fargo has no obligation or liability in connection with the issuance, listing, registration, distribution, administration, trading or redemption or settlement by the issuer or otherwise of the ETRACS Wells Fargo Business Development Company Index, ETRACS Wells Fargo MLP Index, ETRACS 2xLeveraged Long Wells Fargo Business Development Company Index or Wells Fargo® Master Limited Partnership Ex-Energy Index.

WELLS FARGO DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE INDEX OR OF ANY DATA SUPPLIED BY IT OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS AG AND THE ETRACS WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX, ETRACS WELLS FARGO MLP INDEX, ETRACS 2XLEVERAGED LONG WELLS FARGO BUSINESS DEVELOPMENT COMPANY INDEX, WELLS FARGO MASTER LIMITED PARTNERSHIP EX-ENERGY INDEX OR ANY OTHER PERSON OR ENTITY FROM THE USE OF INDEX OR OF THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WELLS FARGO MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX AND THE DATA SUPPLIED BY WELLS FARGO OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL WELLS FARGO HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

The ETRACS Monthly Pay 2x Leveraged US High Dividend Low Volatility ETN is not sponsored, promoted, sold or supported in any other manner by Solactive AG nor does Solactive AG offer any express or implicit guarantee or assurance either with regard to the results of using the Index and/or Index trade mark or the Index Price at any time or in any other respect. The Index is calculated and published by Solactive AG. Solactive AG uses its best efforts to ensure that the Index is calculated correctly. Irrespective of its obligations towards the Issuer, Solactive AG has no obligation to point out errors in the Index to third parties including but not limited to investors and/or financial intermediaries of the ETRACS Monthly Pay 2x Leveraged US High Dividend Low Volatility ETN. Neither publication of the Index by Solactive AG nor the licensing of the Index or Index trade mark for the purpose of use in connection with the ETRACS Monthly Pay 2x Leveraged US High Dividend Low Volatility ETN constitutes a recommendation by Solactive AG to invest capital the ETRACS Monthly Pay 2x Leveraged US High Dividend Low Volatility ETN nor does it in any way represent an assurance or opinion of Solactive AG with regard to any investment in the ETRACS Monthly Pay 2x Leveraged US High Dividend Low Volatility ETN.

The S&P 500 VEQTOR Switch Index (the “Index”) is a product of S&P Dow Jones Indices LLC (“S&P DJI”) and has been licensed for use by UBS AG. S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC (“S&P”); S&P 500 VEQTOR Switch Index™ is a trademark of S&P DJI and/or its affiliates; VIX® is a registered trademark of Chicago Board Options Exchange, Incorporated (“CBOE”). These trademarks have been licensed for use by S&P DJI and sublicensed for certain purposes by UBS AG. The ETRACS ETN is not sponsored, endorsed, sold or promoted by S&P DJI, S&P, CBOE or any of their respective affiliates or their third party licensors and such parties make any representation regarding the advisability of investing in the ETRACS ETN.

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©UBS 2015. All rights reserved.

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